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                                                                Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the application of our report dated February 23, 1996, on our audit of the financial statements of M4 Environmental Management, Inc., and on our report dated February 23, 1996, except for the second paragraph of Note 8 as to which the date is March 15, 1996, on our audit of the financial statements of M4 Environmental, L.P., included in the Annual Report on Form 10-K of Molten Metal Technology, Inc. for the year ended December 31, 1995, to the amended Notes 2, 3 and 5 to the 1995 financial statements of M4 Environmental, L.P., which are included in this amendment on Form 10-K/A2.



                                                /s/ Coopers & Lybrand LLP

                                                COOPERS & LYBRAND LLP



Knoxville, Tennessee
November 18, 1996